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                                                                    Exhibit 12.1


               Computation of Ratio of Earnings to Fixed Charges



                                     ---------------------------------------------------------------------
                                                                                              Pro forma
                                                                                             for the year
                                                                                                ended
                                                    Year ended December 31,                  December 31,
                                     ---------------------------------------------------------------------
                                       1994     1995     1996     1997     1998     1999         1998
                                     ---------------------------------------------------------------------
Earnings:
     Income before minority
     interest, income taxes,
     and extraordinary items......... 48,206   49,905   65,597   56,093   29,261   20,063       25,733
Fixed charges........................ 15,440   17,091   16,726   17,004   16,384   17,877       19,912
                                      ------   ------   ------   ------   ------   ------      ------

Total earnings....................... 63,646   66,996   82,323   73,097   45,645   37,940       45,645

Fixed charges:
     Interest - expensed............. 12,193   13,777   13,001   12,747   11,747   13,322       14,675
     Interest - deferred financing...             -        -        -        -        419          600
     Interest - rental expense.......  3,247    3,314    3,725    4,257    4,637    4,136        4,637
                                      ------   ------   ------   ------   ------   ------       ------
Total fixed charges.................. 15,440   17,091   16,726   17,004   16,384   17,877       19,912

Ratio of Earnings to Fixed charges...    4.1      3.9      4.9      4.3      2.8      2.1          2.3
                                     -------------------------------------------------------------------

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